SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
 PROXY STATEMENT PURSUANT TO SECTION 14(A)OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    /   /
Filed by a Party other than the Registrant    /x/

Check the appropriate box:
/ / Preliminary Proxy Statement  / / Confidential, for the use of the Commission
                                     only (as permitted by Rule 14a-6(e)(2))

/ X  /    Definitive Proxy Statement
/   /     Definitive Additional Materials

/   /    Soliciting Material Pursuant to Rule 14a-12

                              COHOES BANCORP, INC.

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                (Name of Registrant As Specified In Its Charter)

                              TRUSTCO BANK CORP NY
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): /x/ No fee required.
/  /    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)       Title of each class of securities to which transaction applies:


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2)       Aggregate number of securities to which transaction applies:


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3)       Per unit price or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):


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4)       Proposed maximum aggregate value of transaction:


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5)       Total fee paid:


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/ / Fee paid previously with preliminary materials.

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/        / Check box if any part of the fee is offset as  provided  by  Exchange act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)       Amount previously paid:


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2)       Form, Schedule or Registration Statement No.


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3)       Filing party:


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4)       Date filed:


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





                                 [TRUSTCO LOGO]


October 20, 2000



Dear Cohoes Bancorp Shareholder:

     Following is a Proxy Statement explaining why we are proposing candidates in opposition to the slate proposed by management, and have taken a position against the approval of the amendments to the Cohoes 1999 Stock Option and Incentive Plan and the 1999 Recognition and Retention Plan.

     We believe that our positions provide the best opportunity for Cohoes shareholders to maximize shareholder value.

     We urge you to vote soon, using the materials provided in this mailing.




Sincerely,


/s/Robert A. McCormick

Robert A. McCormick
President and Chief Executive Officer

                                 PROXY STATEMENT
                                       OF
                              TRUSTCO BANK CORP NY

                       IN OPPOSITION TO THE MANAGEMENT OF
                              COHOES BANCORP, INC.

            2000 Annual Meeting of Cohoes Bancorp, Inc. Stockholders

          *PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD*

     This proxy statement and the accompanying white proxy card are being furnished to stockholders of Cohoes Bancorp, Inc. ("Cohoes") by TrustCo Bank Corp NY, a New York corporation ("TrustCo"), in connection with the solicitation of proxies from Cohoes stockholders which are to be used at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Cohoes, including any adjournments, postponements or reschedulings thereof. The Cohoes' Annual Meeting will be held at the Cohoes Community Center, 22-40 Remsen Street, Cohoes, New York, on Thursday, November 30, 2000, at 4:00 p.m. Stockholders as of October 19, 2000 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. Stockholders of record at the close of business on the Record Date will be entitled to one vote for each share of Cohoes common stock, par value $.01 per share, held on the Record Date. TrustCo, together with all of the participants in this solicitation, beneficially owns 100,000 shares of Cohoes common stock, representing 1.3% of the total Cohoes common stock outstanding and entitled to vote at the Annual Meeting. As of the Record Date, Cohoes had 7,912,705 shares of common stock outstanding.

     Based upon information contained in Cohoes' Annual Meeting proxy statement, at the Annual Meeting, Cohoes stockholders will consider and vote upon the following matters:

          1. The election of four directors, each to serve for a three-year term of office;

          2. To amend the Cohoes 1999 Stock Option and Incentive Plan and the Cohoes 1999 Recognition and Retention Plan to revise the provisions relating to the vesting of options and restricted stock awards; and

          3. The ratification of the appointment of Arthur Andersen LLP as Cohoes' independent public accountants.

     We believe that the actions of Cohoes' current Board of Directors, most recently the unsuccessful attempt to merge with Hudson River Bancorp, Inc., call into question whether the current Board of Directors is acting in the best interests of all Cohoes stockholders. TrustCo is soliciting proxies to obtain representation on the Cohoes Board, and to demonstrate stockholder dissatisfaction with recent actions of the Cohoes Board of Directors and management, including, in particular, (i) the failure by the Cohoes Board of Directors to consider TrustCo's proposal to acquire Cohoes at a significantly higher price than that offered to Cohoes stockholders as part of the failed Cohoes-Hudson River Bancorp merger, and (ii) the Cohoes Board of Directors decision to seek to amend its Stock Option and Incentive Plan and Recognition and Retention Plan to provide for accelerated vesting of benefits in the event of a change of control of Cohoes, or if otherwise determined by the Board of Directors. We are convinced that a more thorough review of Cohoes' strategic alternatives, and a greater commitment to pursuing stockholders' interests, can only be realized by having new directors on the Cohoes Board. Therefore, TrustCo is soliciting your proxy in support of the election of M. Norman Brickman, Thomas P. Collins, Thomas O. Maggs, and Peter A. Pastore to the Cohoes Board of Directors. Their backgrounds are described below. This proxy statement and White Proxy Card are being first mailed or furnished to stockholders on or about October 20, 2000.

      WE URGE YOU NOT TO RETURN THE BLUE PROXY CARD SENT TO YOU BY COHOES.

                   THIS SOLICITATION IS BEING MADE BY TRUSTCO
        AND NOT ON BEHALF OF THE COHOES BOARD OF DIRECTORS OR MANAGEMENT

     Your vote is important, no matter how many or how few shares you own. WE URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE TO VOTE FOR THE ELECTION OF M. NORMAN BRICKMAN, THOMAS P. COLLINS, THOMAS O. MAGGS, AND PETER A. PASTORE TO THE BOARD OF DIRECTORS AND AGAINST THE AMENDMENTS TO THE COHOES 1999 STOCK OPTION AND
INCENTIVE PLAN AND 1999 RECOGNITION AND RETENTION PLAN. TRUSTCO MAKES NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF ARTHUR ANDERSEN LLP AS COHOES' INDEPENDENT AUDITORS.

     When you return our proxy  card and  follow  our  recommendations,  you are voting for  Messrs.  Brickman,  Collins,  Maggs,  and  Pastore,  and against the amendments  to the  Cohoes  1999  Stock  Option  and  Incentive  Plan  and  1999
Recognition and Retention Plan. There can be no assurance that all of our nominees will be elected to the Cohoes Board of Directors. In the event that less than all of our nominees are elected to the Cohoes Board of Directors there is no assurance that any of the other persons nominated to the Cohoes Board by either Cohoes or Ambanc Holding Co., Inc., will serve as Directors if our nominees are elected to the Board. A plurality of the votes cast will determine who will be elected to the Cohoes Board of Directors. A majority of the votes cast are required in order to approve the proposal to amend the Cohoes 1999 Stock Option and Incentive Plan and 1999 Recognition and Retention Plan.

    WE BELIEVE THAT THE COHOES BOARD HAS FAILED TO MAXIMIZE STOCKHOLDER VALUE

         o In October 1998, Cohoes terminated its merger agreement with SFS Bancorp, Inc. The break-up fee that Cohoes had to pay SFS Bancorp, Inc. totaled $2.0 million, which increased Cohoes' non-interest expense for the fiscal year ended June 30, 1998.(1) Cohoes management has failed to advise its stockholders why terminating the SFS Bancorp, Inc. merger was more beneficial than completing the merger.

         o In connection with the Cohoes-Hudson River Bancorp merger, Cohoes' President and Chief Executive Officer was to receive an employment agreement with a SIX-YEAR TERM(2), which we believe significantly exceeds industry norms. We believe that an employment agreement with a six-year term does not protect the interests of stockholders but serves the interests of the President and Chief Executive Officer.

         o Cohoes' Chief Executive Officer received a 27% increase in his salary for fiscal year 1999 as compared to 1998, NOTWITHSTANDING A 41% DECREASE IN COHOES' NET INCOME DURING THIS PERIOD.(1)(3) The average increase in salaries for chief executive officers of banks and thrifts with assets between $500 million and $1.0 billion was 7.3% in 1999.(4)

         o Cohoes' return-on-average equity was 4.62% for fiscal year 2000. THIS RATIO IS FAR BELOW COHOES' PEER institutions.(5)(6)
___________________________
(1)Based on information contained in Cohoes Bancorp, Inc. Annual Report on Form 10-K for the year ended June 30, 1999 ("1999 10-K").
(2)Based on information contained in Cohoes Bancorp, Inc.'s proxy/prospectus dated July 11, 2000.
(3)Based on information contained in Cohoes Bancorp, Inc.'s proxy statement for its 1999 Annual Meeting of Stockholders and 1999 Form 10-K.
(4)Based on information contained in SNL's 2000 Executive Compensation Review. TrustCo did not obtain SNL's consent to quote this information.
(5)Based on information contained in SNL's Quarterly Thrift Digest, June 2000, for New York Thrifts. TrustCo did not obtain SNL's consent to quote this information.
(6)Based on information contained in Cohoes Bancorp, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2000.

         o For the fiscal year ended June 30, 2000, Cohoes' efficiency ratio (normally determined by dividing non-interest expense by net interest income plus non-interest income) was 63.18%. The higher the efficiency ratio, the less efficiently the institution is operated. The average efficiency ratio for New York-based thrifts was 48.03% as of March 31, 2000. (5)

         o Cohoes' IPO price was $10 per share. On April 25, 2000, the last trading day before public announcement of the Cohoes-Hudson River Bancorp merger, the last reported price of the Cohoes common stock was $9.813(2) - NEGATIVE RETURN ON YOUR INVESTMENT(7). We believe that the most recent increases in Cohoes' common stock price reflect takeover speculation. WHAT WILL HAPPEN TO COHOES' STOCK PRICE IF THERE IS NO TAKEOVER OF COHOES?

         o Cohoes has made significant restricted stock awards and stock option grants to management and the current Board of Directors. Cohoes Board of Directors now proposes to amend its 1999 Stock Option and Incentive Plan and 1999 Recognition and Retention Plan in a manner that would further dilute any merger value to stockholders by accelerating the vesting of such stock benefits.
              (8)  THIS PROPOSAL DOES NOT MAXIMIZE STOCKHOLDER VALUE.

                              OBJECTIVES OF TRUSTCO

     TrustCo is a bank holding company headquartered in Schenectady, New York, that operates through its bank subsidiaries Trustco Bank, National Association, and Trustco Savings Bank, which have 54 offices in upstate New York. As of June 30, 2000, TrustCo had total assets of approximately $2.4 billion and stockholders' equity of $176.0 million. TrustCo's return-on-average equity was 24.30% (on an annualized basis) and 22.52% for the six months ended June 30, 2000, and the fiscal year ending December 31, 1999, respectively.

     After careful analysis of the operations, management, and financial performance of Cohoes, we have concluded that the strategic decisions and ongoing actions of the current Cohoes Board and management have not been in the best interests of stockholders.

     On June 9, 2000, TrustCo made an offer to acquire Cohoes. This offer was extended in letters delivered to the Board of Directors of Cohoes. On June 23, 2000, Cohoes summarily rejected TrustCo's offer. Consequently, on June 26, 2000, TrustCo announced its intention to initiate a tender offer to acquire Cohoes common stock directly from Cohoes stockholders in an exchange offer. Our tender offer was originally for $16.00 in TrustCo stock, which substantially exceeded the price offered by the failed Hudson River Bancorp merger.

     On August 17, 2000, Cohoes stockholders rejected the proposed merger with Hudson River Bancorp, Inc. We believe that the Cohoes Board of Directors should respect that vote and begin discussions and negotiations with TrustCo, with the goal of combining our companies. We believe that your vote against the Cohoes-Hudson River Bancorp merger sent a strong message to the Cohoes' Board of Directors that you want to preserve your opportunity to accept the superior value represented by TrustCo's offer.

Since August 17, 2000, we have attempted to have meaningful discussions with Cohoes' management and Chairman of the Board to discuss the acquisition of Cohoes by TrustCo for a price of $18.00 per share. TrustCo delivered to Cohoes written proposals dated August 30, 2000 and September 7, 2000 that expressed TrustCo's desire to acquire Cohoes at a price of $18.00 per share. In spite of our efforts, Cohoes' management and Board have been unwilling to discuss TrustCo's offer with TrustCo's management. Moreover, more than five weeks after Cohoes stockholders failed to approve the Cohoes-Hudson River Bancorp merger, Cohoes announced the termination of its merger agreement with Hudson River
Bancorp. On September 28, 2000, Cohoes publicly stated that its Board of Directors and management, together with their financial and legal advisors, would immediately begin a "comprehensive exploration of all strategic options" which include the sale of Cohoes to a larger financial institution. COHOES ANNOUNCEMENT FAILED TO INDICATE WHETHER THE COHOES BOARD OF DIRECTORS HAD CONSIDERED TRUSTCO'S $18.00 PER SHARE OFFER OR WHETHER THE BOARD OF DIRECTORS HAD DETERMINED TRUSTCO'S OFFER TO BE
_________________________
(7)Exclusive of dividends.
(8)Based on information contained in Cohoes Bancorp, Inc.'s proxy statement for the 2000 Annual Meeting of Stockholders.

INADEQUATE. Consequently, TrustCo has decided to make its offer directly to Cohoes' stockholders for $18.00 per share in a combination of TrustCo stock and cash. We have filed a registration statement with the Securities and Exchange Commission relating to our offer. We believe that by electing TrustCo's nominees to the Cohoes Board you will send the message that you are interested in obtaining more value for your shares, and that you will reject transactions that perpetuate or reward management at any cost to you as stockholders.

WE BELIEVE THAT OUR NOMINEES WILL PROTECT YOUR INTERESTS BY INSISTING THAT THE COHOES BOARD CONSIDER THE TRUSTCO OFFER AND OFFERS FROM ANY OTHER POTENTIAL ACQUIRORS AND ACT IN THE BEST INTEREST OF ALL STOCKHOLDERS.

         o BY VOTING FOR TRUSTCO'S NOMINEES, YOU CAN SEND A MESSAGE THAT COHOES START ENGAGING IN GOOD FAITH MERGER NEGOTIATIONS WITH TRUSTCO AND ANY OTHER INTERESTED ACQUIRORS.

     Since TrustCo's initial expression of interest in acquiring Cohoes in June 2000, more than four months ago, Cohoes has refused to engage in any substantive discussions with TrustCo regarding TrustCo's proposal to acquire Cohoes. On September 28, 2000, Cohoes finally terminated its merger agreement with Hudson and announced that it will "immediately begin a comprehensive exploration of all strategic options," which could, Cohoes admits, include the sale of Cohoes to a larger financial institution. The proxy statement for Cohoes' August 17, 2000 meeting of stockholders stated that Cohoes has, on an ongoing basis, considered strategic options for increasing stockholder value. TrustCo believes that the September 28th announcement is merely another attempt to delay the inevitable. It is time for Cohoes to stop delaying. Your vote for TrustCo's director nominees will tell Cohoes clearly and unequivocally that it is time for Cohoes to enter into good faith merger negotiations with TrustCo and anyone else interested in acquiring Cohoes.

         o A VOTE FOR TRUSTCO'S NOMINEES WILL SEND A MESSAGE TO YOUR BOARD THAT IT IS TIME FOR THEM TO TAKE CONTROL OF COHOES AND DELIVER VALUE TO STOCKHOLDERS.

     TrustCo believes that one reason for the failure of Cohoes to receive stockholder approval of its proposed deal with Hudson River was the perception that Cohoes' management was enriching and entrenching itself at the expense of Cohoes stockholders. Unfortunately, management's attempts to enrich and entrench itself appear to TrustCo to be continuing. When Cohoes terminated its merger agreement with Hudson River on September 28, 2000, it only amended - but did not terminate - the stock option agreements it entered into with Hudson River. As a result, the cost to acquire Cohoes prior to the expiration of the option is increased by $3.5 million, which will go to Hudson River rather than Cohoes stockholders. We believe this amendment is designed to further entrench management and is diametrically opposed to increasing stockholder value. We also believe that the proposal to amend the Cohoes 1999 Stock Option and Incentive Plan and 1999 Recognition and Retention Plan is another attempt at enrichment and entrenchment by, once again, proposing to increase management compensation at the expense of stockholder value. TrustCo believes that the continued existence of the option and the proposed amendments to the benefit plans make Cohoes more expensive and consequently less attractive to potential acquirors. We believe it is time for Cohoes' Board of Directors to wrest control of the Company away from Cohoes' management, which TrustCo believes has lost credibility in light of its failed merger transaction with Hudson River. By voting for TrustCo's director nominees, Cohoes stockholders can send a wake-up call to the Cohoes Board of Directors that it is time for them to pursue a merger transaction that will provide Cohoes stockholders with a premium above the price levels at which TrustCo believes the Cohoes common stock could be expected to trade in the absence of the proposed TrustCo offer and what TrustCo believes is the market's expectation that Cohoes will be acquired in the near future.

     For these reasons, we have decided to initiate a proxy contest to gain four seats on the Board of Directors. If our nominees, M. Norman Brickman, Thomas P. Collins, Thomas O. Maggs, and Peter A. Pastore are elected and take office as directors, each intends to simultaneously:

         (1)      consider a review of the outstanding proposals to acquire
                  Cohoes; and

         (2) ask the Board of Directors to contact representatives of TrustCo and others regarding the possibility of entering into a negotiated transaction.

     Because Messrs. Brickman, Collins, Maggs and Pastore would, if elected, constitute a minority of the Board of Directors, any action authorizing a negotiated transaction with TrustCo or another potential acquiror would require the approval of other directors of Cohoes. There can be no guarantee that the other members of the Cohoes Board of Directors will agree to consider the TrustCo offer or any other offer presented. However, we believe that such action will be more likely if there are persons elected to the Board of Directors who are committed to achieving such results.

     OUR NOMINEES ARE COMMITTED, SUBJECT TO THEIR FIDUCIARY DUTIES TO COHOES STOCKHOLDERS, TO GIVING ALL COHOES STOCKHOLDERS THE OPPORTUNITY TO RECEIVE THE MAXIMUM VALUE FOR THEIR SHARES BY ENTERING INTO NEGOTIATIONS WITH TRUSTCO AND ANY OTHER INTERESTED ACQUIROR. A VOTE FOR M. NORMAN BRICKMAN, THOMAS P. COLLINS, THOMAS O. MAGGS, AND PETER A. PASTORE WILL ENABLE YOU AS THE OWNERS OF COHOES TO SEND A MESSAGE TO THE BOARD THAT YOU ARE COMMITTED TO ENTERING INTO A NEGOTIATED TRANSACTION WITH TRUSTCO AND ANY OTHER INTERESTED ACQUIROR AS A MEANS OF MAXIMIZING THE VALUE OF YOUR SHARES. A VOTE AGAINST PROPOSAL NO. 2 WILL ALLOW YOU TO EXPRESS YOUR DISPLEASURE OVER THE DESIRE OF THE COHOES BOARD TO INCREASE THEIR BENEFITS UNDER EXISTING BENEFIT PLANS.

     YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY TO VOTE FOR THE ELECTION OF M. NORMAN BRICKMAN, THOMAS P. COLLINS, THOMAS O. MAGGS, AND PETER A. PASTORE, AND AGAINST AMENDMENTS TO THE COHOES 1999 STOCK OPTION AND INCENTIVE PLAN AND 1999 RECOGNITION AND RETENTION PLAN.

Further information regarding TrustCo is contained at Schedule I to this Proxy Statement.

                              HOW TO VOTE BY PROXY

     To elect our nominees to the Board, and to vote Against Proposal No. 2, promptly complete, sign, date and mail the enclosed WHITE proxy card in the enclosed postage-paid envelope. Whether you plan to attend the Annual Meeting or not, we urge you to complete and return the enclosed WHITE proxy card. Any proxy may be revoked at any time prior to the time a vote is taken by delivering to the Secretary of Cohoes a notice of revocation bearing a later date, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person (but attendance at the Annual Meeting will not by itself constitute revocation of a previously delivered proxy).

     Properly executed proxies will be voted in accordance with the directions indicated thereon. If you sign the WHITE proxy card but do not make any specific choices, your proxy will vote your shares as follows:

PROPOSAL 1.

     - "FOR" the election of our four nominees to the Board of Directors - M. Norman Brickman, Thomas P. Collins, Thomas O. Maggs, and Peter A. Pastore.

PROPOSAL 2.

     - "AGAINST" the amendments to the Cohoes 1999 Stock Option and Incentive Plan and 1999 Recognition and Retention Plan to revise the provisions relating to the vesting of options and restricted stock awards.

PROPOSAL 3.

     - "ABSTAIN" as to the ratification of Arthur Andersen LLP as independent public accountants - We do not make a recommendation with respect to this proposal.

     If any other matter is presented at the Annual Meeting, your proxy will be voted in accordance with the best judgment of the persons named on the attached proxy card. At the time of mailing this Proxy Statement, we know of no matters that need to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

     If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only that entity can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your account at such entity and instruct that person to execute and return the WHITE proxy card on your behalf. You should also sign, date and mail the WHITE proxy card your broker or banker sends you when you receive it. Please do this for each account you maintain to ensure that all of your shares are voted. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.

         REMEMBER, YOUR LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS, SO RETURN THE WHITE CARD EVEN IF YOU PREVIOUSLY MAILED IN A PROXY.

If you have any questions or need assistance in voting your shares, please call:

                   Georgeson Shareholder Communications, Inc.
                                 17 State Street
                                   10th Floor
                            New York, New York 10004
                       Telephone Toll Free 1-800-223-2064

     This Proxy Statement relates solely to the solicitation of proxies in connection with the matters to be considered at the Cohoes Annual Meeting and is neither an offer to sell any shares of TrustCo common stock nor a request for the tender of Cohoes common stock. The TrustCo exchange offer is being registered under the Securities Act of 1933 and is being made only by means of a Prospectus and related letter of transmittal, which will be mailed separately to Cohoes stockholders.

     Please refer to Cohoes' proxy statement for a full description of management's proposals, the securities ownership of Cohoes' directors and executive officers, information about Cohoes' officers and directors, including compensation, information about the ratification of the appointment of Arthur Andersen LLP as independent auditors and the date by which stockholders must submit proposals for inclusion in the next Annual Meeting.

                   MATTERS TO BE DECIDED AT THE ANNUAL MEETING

PROPOSAL 1.  ELECTION OF FOUR DIRECTORS TO A THREE-YEAR TERM OF OFFICE

     Cohoes currently has eleven directors, and the terms of four of these directors will expire at the Annual Meeting. TrustCo proposes that stockholders elect M. Norman Brickman, Thomas P. Collins, Thomas O. Maggs, and Peter A. Pastore to fill the seats open for election at the Annual Meeting. Set forth below is information concerning Mr. Brickman's, Mr. Collins', Mr. Maggs', and Mr. Pastore's principal occupation, experience and certain other matters. If elected, Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore would hold office until the 2003 annual meeting of stockholders and until their successors have been elected and qualified. Although TrustCo has no reason to believe that any of TrustCo's nominees would be unable to serve as a Cohoes director, if any of them is unable to serve or for good cause will not serve, the persons named as proxies on the WHITE proxy card will vote for the election of another nominee or nominees as may be proposed by TrustCo.

     To date, the incumbent Cohoes Board of Directors has resisted TrustCo's attempts to negotiate a merger of Cohoes with TrustCo. If elected, each of Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore will, subject to their fiduciary duties, seek the prompt review of TrustCo's offer to acquire Cohoes and any other potential transaction that will maximize stockholder value. Each of TrustCo's nominees will evaluate all offers on the basis of the value of the consideration offered, the ability of the offeror to finance the bid, the quality and prospects of any non-cash consideration offered (including the financial condition of any offeror that is offering non-cash consideration), and the timing and likelihood of receiving necessary regulatory approvals.

     Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore would comprise only four directors on Cohoes' eleven member board. Consequently there can be no assurance that Cohoes' Board of Directors will agree to enter into discussions with TrustCo even if all of TrustCo's nominees are elected.

     Each of Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore disclaim any beneficial interest in any shares of Cohoes common stock owned by TrustCo.

     M. NORMAN BRICKMAN is 75 years old and his address is 35 Greyledge Drive, Albany, New York. Mr. Brickman was the President of D. Brickman, Inc., a wholesale fruit and produce business for twenty years, until 1998. From 1998 until 1999, Mr. Brickman was Vice President of D. Brickman, Inc., and he currently serves as its Secretary. Mr. Brickman is a United States citizen.

     THOMAS P. COLLINS, CPA, is 64 years old and his address is 19 Red Oak Lane, Rensselaer, New York. For the past 10 years, Mr. Collins has been the President and owner of The Preferred Group, an Albany based business specializing in employee benefits advisory services. Mr. Collins also serves as a director of the following organizations: Capital District Physicians' Health Plan, Mason Insurance Co. and Universal Benefits, Inc. Mr. Collins is a United States citizen.

     THOMAS O. MAGGS is 55 years old and his address is 18 Sunnyside Road, Scotia, New York. For the past 13 years, Mr. Maggs has been the President of Maggs & Zack, business insurance brokers. Mr. Maggs is a trustee of the Rensselaerville Institute and a member of the Commission of New York State Historic Sites and Parks. Mr. Maggs is a United States citizen.

     PETER A. PASTORE is 44 years old and his address is 75 Fairfield Drive, Voorheesville, New York. Mr. Pastore is principal in the law firm of McNamee, Lochner, Titus & Williams, P.C., an Albany based law firm. Mr. Pastore is a United States citizen.

     During the last ten years: (i) none of TrustCo, Mr. Brickman, Mr. Collins, Mr. Maggs, or Mr. Pastore, to the best of their knowledge, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); and (ii) none of TrustCo, Mr. Brickman, Mr. Collins, Mr. Maggs, or Mr. Pastore, to the best of their knowledge, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

     The voting power over Cohoes' securities is not subject to any contingencies beyond standard provisions for entities of this nature (i.e., limited partnerships and limited liability companies) which govern the replacement of a manager or a general partner.

     Schedule II lists certain information regarding TrustCo, Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore, including their holdings of Cohoes common stock and transactions in the common stock during the last two years.

     Except as set forth herein, neither TrustCo, Mr. Brickman, Mr. Collins, Mr. Maggs, nor Mr. Pastore is now, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of Cohoes (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).

     There are no material proceedings to which TrustCo or any of its associates is a party adverse to Cohoes or any of its subsidiaries or has a material interest adverse to Cohoes or any of its subsidiaries. Except as described herein, neither TrustCo, Mr. Brickman, Mr. Collins, Mr. Maggs, Mr. Pastore, nor any associate of such persons has any interest in the matters to be voted upon at the Annual Meeting, other than an interest, if any, as a stockholder of Cohoes. Each of Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore has consented to being nominated to serve as a director of Cohoes, named as a nominee in TrustCo's proxy statement and to serve, if elected.
     Except as described herein or in Schedule II, neither TrustCo, Mr. Brickman, Mr. Collins, Mr. Maggs, Mr. Pastore nor any associate of such persons:
(1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of Cohoes' last fiscal year, or in any currently proposed transaction, to which Cohoes or any of its subsidiaries is a party where the amount involved was in excess of $60,000; (2) has been indebted to Cohoes or any of its subsidiaries; (3) has borrowed any funds for the purpose of acquiring or holding any securities of Cohoes, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Cohoes, any future employment by Cohoes or its affiliates, or any future transaction to which Cohoes or any of its affiliates will or may be a party; or (4) is the beneficial or record owner of any securities of Cohoes or any parent or subsidiary thereof.

PROPOSAL 2. AMENDMENTS TO THE COHOES 1999 STOCK OPTION AND INCENTIVE PLAN AND 1999 RECOGNITION AND RETENTION PLAN TO REVISE THE PROVISIONS RELATING TO THE VESTING OF OPTIONS AND RESTRICTED STOCK AWARDS.

     Cohoes' Board of Directors is proposing to amend its 1999 Stock Option and Incentive Plan and its 1999 Recognition and Retention Plan. The purpose of these amendments would be to: (1) permit Cohoes to remove various restrictions on the acceleration of option grants and restricted stock awards; (2) provide that new awards would vest at a rate determined by the Cohoes Board of Directors or a committee administering the plans; and (3) provide for accelerated vesting of option grants and restricted stock awards upon a change of control of Cohoes or the retirement of the employee.

     Based upon information contained in Cohoes' proxy statement for its Annual Meeting of Stockholders, each of the 10 non-employee directors of Cohoes has 8,322 unvested shares of restricted stock and unvested options to acquire 20,804 shares of common stock. Harry L. Robinson has 90,000 unvested shares of restricted stock and unvested options to acquire 225,000 shares of common stock. Richard A. Ahl has 45,000 unvested shares of restricted stock and unvested options to acquire 112,500 shares of common stock. Albert J. Picchi has 22,500 unvested shares of restricted stock and unvested options to acquire 56,250 shares of common stock. Other officers and employees have 58,440 unvested shares of restricted stock and unvested options to acquire 144,596 shares of common stock.

We believe that the proposed amendments are not in the best interests of stockholders for the following reasons:

         o The Cohoes Board of Directors has stated that it is exploring all strategic options, including the sale of Cohoes. The amendments to the stock benefit plans would result in the dilution of your stock ownership interest in Cohoes without any benefit in return. We believe that the amendments would result in your receiving less per share in the event of a sale of Cohoes because the total Cohoes shares to be acquired in a sale would increase by the 299,160 restricted shares and the 746,386 shares that would be acquired upon the exercise of options.(1) If the amendments were adopted, all of the options and restricted shares would be accelerated upon a change of control without any commensurate increase in the value of Cohoes.(2) Although the Cohoes' Board of Directors says it is interested in maximizing value for current Cohoes stockholders, we believe the proposed amendments would produce the opposite result.
______________________
(1) Value of each option would be determined as the difference between the sales price of the Cohoes' common stock less the option exercise price.
(2) Under certain circumstances, the economic benefit of the restricted stock awards and stock option plans may be paid out to Messrs. Robinson, Ahl and Picchi pursuant to their employment agreements.

         o If Cohoes does not enter into an agreement to be sold and the restrictions on the restricted stock awards and stock option grants are modified or removed, Cohoes may have to recognize additional compensation expense which will adversely affect its net income.

     The Cohoes Board has indicated that the 1999 Stock Option and Incentive Plan and the 1999 Recognition and Retention Plan were adopted to attract and retain qualified personnel in key positions, retain directors, provide officers and employees with a proprietary interest in Cohoes as a performance incentive and reward key employees for outstanding performance. We believe the best way to ensure the goals stated by the Cohoes Board is to have the Cohoes directors and employees EARN their awards over 5 years, which was the original intention of the Board of Directors at the time the options were granted and restricted stock was awarded. THIS IS THE BASIS UPON WHICH STOCKHOLDERS APPROVED THESE PLANS ONLY ONE YEAR AGO. TrustCo believes that Cohoes' management has not provided Cohoes' stockholders with the financial results that justify these increased benefits. As noted above, Cohoes return-on-average equity during its 2000 fiscal year is far below its peer group.

     THE COHOES BOARD OF DIRECTORS HAS NOT DEMONSTRATED THAT THE ADOPTION OF THE PROPOSED AMENDMENTS WILL IN ANY WAY ENHANCE STOCKHOLDER VALUE. We believe that adoption of the amendments will effectively reduce the amount per share that a stockholder of Cohoes will receive in the event of a sale of Cohoes, and if such a sale does not occur, the amendment may negatively impact the earnings of Cohoes. FOR THESE REASONS, TRUSTCO RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" APPROVAL OF THE AMENDMENTS TO THE COHOES 1999 STOCK OPTION AND INCENTIVE PLAN AND 1999 RECOGNITION AND RETENTION PLAN.

     The amendments to the Cohoes 1999 Stock Option and Incentive Plan and 1999 Recognition and Retention Plan are set forth at Appendix A and Appendix B to the Cohoes proxy statement, are incorporated by reference into this proxy statement and should be reviewed in their entirety.

PROPOSAL 3. RATIFICATION OF ARTHUR ANDERSEN LLP AS COHOES' INDEPENDENT PUBLIC ACCOUNTANTS

     In the past, Cohoes has asked stockholders to ratify the solicitation of Arthur Andersen LLP as Cohoes' independent public accountants. We are providing the means for stockholders to vote on the ratification of Arthur Andersen LLP as Cohoes' independent public accountants for the year ending June 30, 2001. TrustCo, however, does not make a recommendation with respect to such ratification.

OTHER MATTERS

     The Cohoes proxy statement contains information regarding: (1) securities ownership of 5% or more beneficial ownership and management; (2) the committees of Cohoes' Board of Directors; (3) the meetings of the Board of Directors and all committees thereof; (4) the background of the management nominees to the Board of Directors; (5) the compensation and remuneration paid and payable to Cohoes' directors and management; (6) stock price performance; and (7) the submission of stockholder proposals at the Annual Meeting of stockholders.
TrustCo has no knowledge of the accuracy of Cohoes' disclosures in its proxy materials.

SOLICITATION OF PROXIES

     Proxies will be solicited by mail, telephone, telecopy, telegraph, the Internet, newspapers and other publications of general distribution and in person. Directors, officers and certain employees of TrustCo and the other participants listed on Schedule II hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this proxy statement). The expenses to conduct the solicitation are expected to be $67,000, of which $21,000 has been spent as of the date of this proxy. TrustCo will bear the costs of the solicitation and will not seek reimbursement of expenses from Cohoes.

     TrustCo   has   retained   Georgeson   Shareholder   Communications,   Inc.
("Georgeson") for solicitation and advisory services in connection with solicitations relating to the Annual Meeting, for which Georgeson is to receive a fee of $25,000. TrustCo has also agreed to reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges in connection with its solicitation activities. Georgeson will solicit proxies for the Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders. In addition, TrustCo has retained Georgeson to act as information agent in connection with the TrustCo offer. TrustCo has agreed that it will pay a fee of $10,000 to Georgeson for services as information agent, reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges in connection with its engagement as information agent.

     Directors, officers and certain employees of TrustCo may assist in the solicitation of proxies without any additional remuneration. The entire expense of soliciting proxies for the Annual Meeting by or on behalf of TrustCo is being borne by TrustCo.

         YOUR VOTE IS IMPORTANT

         (1)     No matter how many shares you own, we are seeking your support.

         (2) Please vote "FOR" Mr. Brickman, Mr. Collins, Mr. Maggs, and Mr. Pastore and vote "AGAINST" the proposal to amend the Cohoes 1999 Stock Option and Incentive Plan and 1999 Recognition and Retention Plan by signing, dating, and mailing in the enclosed postage-paid envelope the enclosed WHITE proxy card as soon as possible. ONLY YOUR LATEST DATED PROXY COUNTS.

         (3) Even if you have already returned a proxy to the Cohoes Board of Directors, you have every legal right to revoke it by signing, dating, and mailing the enclosed WHITE proxy card or by voting in person at the Annual Meeting.

You Can Call If You Have Questions

     If you have any questions or require any assistance, please contact William
F. Terry, TrustCo Bank Corp NY at 518-381-3611, or our proxy solicitors, Georgeson Shareholder Communications, Inc., toll free at 1-800-223-2064.

     We believe that it is in your best interest to elect our nominees as Directors at the Annual Meeting and to vote Against the proposal to amend the Cohoes 1999 Stock Option and Incentive Plan and 1999 Recognition and Retention Plan set forth as Proposal No. 2. TRUSTCO STRONGLY RECOMMENDS A VOTE FOR OUR NOMINEES, MR. BRICKMAN, MR. COLLINS, MR. MAGGS, AND MR. PASTORE, AND A VOTE AGAINST PROPOSAL NO. 2.

Sincerely,

/s/Robert A. McCormick

Robert A. McCormick
President and Chief Executive Officer

PLEASE SIGN AND DATE YOUR WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE TO AVOID UNNECESSARY EXPENSE AND DELAY. NO POSTAGE IS NECESSARY.

                                   SCHEDULE I

                        CERTAIN INFORMATION ABOUT TRUSTCO



     TrustCo is a bank holding company registered under the Bank Holding Company Act. Its principal executive offices are located at 320 State Street, Schenectady, New York 12305, and its telephone number at that location is (518) 377-3311.

     TrustCo provides a full range of financial and fiduciary services through its bank subsidiaries, Trustco Bank, National Association, and Trustco Savings Bank, which have 54 banking offices in the upstate New York area. As of June 30, 2000, TrustCo had, on a consolidated basis, total assets of approximately $2.4 billion, total deposits of approximately $2.0 billion and total stockholders' equity of approximately $176.1 million. On July 28, 2000, TrustCo completed its cash acquisition of Landmark Community Bank ("Landmark"), Canajoharie, New York for $21.00 per share.

     TrustCo's Registration Statement relating to the exchange offer for Cohoes common stock (the "Exchange Offer"), which contains the Exchange Offer prospectus and the related letter of transmittal, has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. TrustCo is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning TrustCo's directors and officers, their remuneration, options granted to them, the principal holders of TrustCo's securities and any material interests of such persons in transactions with TrustCo is required to be disclosed in a proxy statement distributed to TrustCo's stockholders and filed with the Commission. The Registration Statement and such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661 (call 1-800-SEC-0330 for hours). Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, NW, Washington, D.C. 20549-6009. The Commission also maintains an Internet website at http:www.sec.gov that contains the Registration Statement and the reports, proxy statements and other information filed electronically by TrustCo.

                                   SCHEDULE II

           INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
              OF TRUSTCO AND OTHER PERSONS WHO MAY SOLICIT PROXIES

     The following table sets forth the name and title of persons who may be deemed to be participants on behalf of TrustCo in the solicitation of proxies from the stockholders of Cohoes.

                                     DIRECTORS AND EXECUTIVE OFFICERS OF TRUSTCO

Name                                                  Positions

Robert A. McCormick              President, Chief Executive Officer and Director
Barton A. Andreoli                                    Director
Lionel O. Barthold                                    Director
Joseph Lucarelli                                      Director
Nancy A. McNamara                            Vice President and Director
Dr. Anthony J. Marinello                              Director
James H. Murphy, D.D.S.                               Director
Richard A. Murray, Jr.                                Director
Kenneth C. Peterson                                   Director
William D. Powers                                     Director
William Purdy                                         Director
Robert T. Cushing                    Vice President and Chief Financial Officer
William F. Terry                               Secretary and Director

     As of the date of this Proxy Statement, TrustCo beneficially owns 100,000 shares of common stock of Cohoes Bancorp, Inc. Neither Mr. Brickman, Mr. Collins, Mr. Maggs, nor Mr. Pastore beneficially owns shares of Cohoes common stock, nor have they purchased or sold any shares of Cohoes common stock within the past two years. Other than as set forth herein, as of the date of this Proxy Statement, neither TrustCo nor any of the other participants listed in this
Schedule II has any interest, direct or indirect, by security holdings or otherwise in Cohoes.

Mr. Brickman's business address is:         P.O. Box 4335
                                            Albany, New York 12211

Mr. Collins' business address is:           24 Madison Avenue Extension
                                            Albany, New York 12203

Mr. Maggs' business address is:             501 State Street
                                            Schenectady, New York 12305

Mr. Pastore's business address is:          75 State Street
                                            Albany, New York 12201

     Set forth below are the transactions in Cohoes common stock by TrustCo during the past two years. All transactions were made as open market purchases.

DATE OF TRANSACTION  SHARES    PRICE
     04/28/2000                      8,500                           $ 11.375
     04/28/2000                     13,500                             11.6875
     05/01/2000                     10,000                             11.5625
     05/01/2000                      5,000                             11.50
     05/03/2000                     25,000                             11.50
     05/03/2000                      7,500                             11.50
     05/04/2000                      4,000                             11.50
     05/05/2000                      2,500                             11.50
     05/08/2000                      6,000                             11.50
     05/08/2000                      4,000                             11.50
     05/09/2000                      4,000                             11.50
     05/11/2000                     10,000                             11.3125

             APPENDIX A

            THIS PROXY IS SOLICITED ON BEHALF OF TRUSTCO BANK CORP NY
                      IN OPPOSITION TO THE SOLICITATION BY
                    COHOES BANCORP INC.'S BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                         ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints William F. Terry and Robert T. Cushing and each or any of them, attorneys and proxies of the undersigned, with full power of substitution to vote all of the shares of common stock, par value $.01 per share, of Cohoes Bancorp, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders or any adjournments(s), postponement(s), or reschedulings thereof (the "Meeting").

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified, this proxy will be voted "FOR" the election of TrustCo's nominees as Directors, "AGAINST" the proposal to amend the 1999 stock Option and Incentive Plan and 1999 Recognition and Retention Plan, and "ABSTAIN" with respect to the ratification of Arthur Andersen LLP as Cohoes' independent public accounts. This proxy revokes all prior proxies given by the undersigned.

     In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting, or any adournments or postponements thereof, as provided in the proxy statement provided herewith.


(PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPLY.)

1. Election of Directors TRUSTCO NOMINEES:

     FOR all nominees listed below. (excep[t as otherwise marked below (   )

     WITHHOLD AUTHORITY to vote for all nominees listed below. (   )

     Nominees: M. Norman Brickman, Thomas P. Collins, Thomas O. Maggs, and Peter
               A. Pastore

(Authority to vote for any nominee(s) may be withheld by lining through or otherwise striking out the name(s) of such nominee(s).)

2. Amendments to the Company's 1999 Stock Option and Incentive Plan and 1999 Recognition and Retention Plan to revise the provisions relating to the vesting of otions and restrictive stock awards.

   FOR (   )     AGAINST (   )     ABSTAIN (  )

3. The ratification of Arthur Andersen, LLP as Cohoes' Independent public accounts.

   FOR (   )     AGAINST (   )     ABSTAIN (  )

   VOTES MUST BE INDICATED (x) IN BLACK OR BLUE INK. (X)

   Change of Address and/or Comments Mark Here (  )


                    Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by dully authorized officer. If shares are held jointly, each shareholder named should sign.

                    Date_________________________________,2000

                    __________________________________________
                                    Signature
                    __________________________________________
                                    Signature






                              TRUSTCO BANK CORP NY

                          Recommends Voting as Follows:

                  TrustCo Recommends a Vote "FOR" Proposal 1.

                TrustCo Recommends a Vote "AGAINST" Proposal 2.

      TrustCo Does Not Make Any Recommendation With Respect to Proposal 3.